Exhibit 99.1
Residential Capital Corporation Announces 2005 Net Income of $1.02 Billion
Minneapolis, MN (February 13, 2006) — Residential Capital Corporation (“ResCap”) hereby announces its results for the quarter and year ended December 31, 2005. Full year 2005 net income was $1.02 billion, representing a 5.4% increase from $968.2 million in 2004. Total assets as of December 31, 2005 were $118.9 billion, a $24.5 billion increase over December 31, 2004.
ResCap’s worldwide mortgage loan production was $175.6 billion in 2005, reflecting an increase of 19.4% over 2004 production levels. Annual mortgage loan production in the United States was $159.1 billion for 2005, which represents an increase of 19.6% over 2004. According to Inside Mortgage Finance, ResCap was the sixth largest U.S. originator in 2005. The company’s international loan production increased 18.0% when compared to the prior year.
ResCap’s year-over-year increase in net income was primarily the result of higher gain on sales of loans, lower provision for loan losses on loans held for investment and lending receivables and increased net servicing fees. These favorable impacts to net income were partially offset by a decline in net interest income and an increase in operating expenses.
•	Higher gain on sale: ResCap sold a greater percentage of its mortgage loan production, primarily during the first nine months of 2005, to take advantage of certain market conditions that made it more economical to securitize and sell all the credit risk on certain nonprime and home equity products rather than to retain them on its balance sheet.

•	Lower provision for loan losses: ResCap recorded a lower provision for loan losses, which was primarily driven by favorable loss severity assumptions in 2005 when compared to 2004 due to continued home price appreciation. Also having a favorable impact on the provision for loan losses was a slower rate of increase in delinquencies during 2005 when compared to 2004 as the seasoning of the portfolio slowed. These positive effects were partially offset by provisions on loans impacted by Hurricane Katrina.

•	Increased net servicing fees: ResCap’s net servicing fees increased primarily due to the growth in the overall servicing portfolio combined with a decrease in ResCap’s amortization and impairment of servicing rights resulting from lower average prepayment expectations when compared to the prior year.

•	Decreased net interest income: ResCap’s 2005 net interest income declined in comparison to 2004. While ResCap increased its portfolio of interest earning assets, the net interest margin declined primarily due to the negative impact of the flattening of the yield curve as a result of an increase in short-term rates and the replacement of lower cost affiliate funding with ResCap’s own unsecured funding.

•	Increased operating expenses: ResCap’s operating expenses increased in 2005 from the prior year primarily due to an increase in compensation and benefits, which was driven by an increase in headcount and an increase in other expenses resulting mostly from higher levels of loan production in 2005 when compared to 2004.
Fourth quarter 2005 net income was $118.3 million, as compared to $257.9 million in the comparable period in 2004. Total worldwide loan production was strong at $45.3 billion for the quarter compared to $38.9 billion for the fourth quarter of 2004. The decrease in net income was driven primarily by lower net interest income and higher expenses.
•	Net interest income: The decline in comparative fourth quarter net interest income was primarily due to tighter margins resulting from the flattening of the yield curve as a result of an increase in short-term rates. The rise in short-term rates negatively impacted ResCap’s cost of funds while the yields on its interest earning assets were generally unchanged. Additionally, the cost of funds increased as ResCap replaced lower rate affiliate borrowings with its own unsecured debt.

•	Expenses: The increase in expenses was primarily a result of the increase in loan production and an associated increase in the number of employees when compared to the fourth quarter of 2004.

•	Financing Volume: In the fourth quarter of 2005, a majority of the increase in production, when compared to the fourth quarter of the prior year, was retained on the balance sheet as securitizations structured as financings (as opposed to gain-on sale transactions). This was a primary driver for the increase in the mortgage loans held for investment portfolio to $67.9 billion at December 31, 2005 from $56.8 billion at December 31, 2004. ResCap expects continued pressure on the net margin generated from this portfolio given market conditions.
Legal Notice
This announcement contains forward-looking statements relating to ResCap’s business and its financing plans. Words such as “intends” or “planning” are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. There is no assurance that the above offering will be completed or completed as described above. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements.
About Residential Capital Corporation
Residential Capital Corporation (ResCap) is a leading real estate finance company, focused primarily on the residential real estate market in the United States, Canada, Europe and Latin America. Our diversified businesses — GMAC-RFC, GMAC Mortgage, Ditech.com, GMAC Bank and Homecomings Financial — cover the spectrum of the U.S. residential finance industry, from origination and servicing of mortgage loans through their securitization in the secondary market. We also provide capital to other originators of mortgage loans, residential real estate developers, resort and timeshare developers and healthcare companies. ResCap is an indirect wholly owned subsidiary of General Motors Acceptance Corporation (GMAC). For more information about our company, visit https://www.rescapholdings.com.